Exhibit 10.41

Confidential

October 29, 2021

Syed Rizvi, M.D.

XXXXXXXXX

XXXXXXXXX

XXXXXXXXX

RE: Offer of Employment with Caribou Biosciences, Inc.

Dear Syed:

On behalf of Caribou Biosciences, Inc. (the “Company” or “Caribou”), I am pleased to invite you to join the Company as Chief Medical Officer, reporting to Rachel E. Haurwitz, President and Chief Executive Officer. The first day of your employment will be January 18, 2022, or such other date as you and the Company mutually agree in writing.

The terms of this offer of employment are as follows:

1.
Compensation. If you decide to join us, you will be paid an annual salary of $490,000.00, which will be paid twice a month in accordance with the Company’s normal payroll procedures. As a Caribou employee, you will also be eligible to receive certain employee benefits. The details of these employee benefits are explained in the attached Description of Benefits. You are eligible for performance-based incentives after evaluation by the Caribou management team. Currently, the target bonus for your position is set at 40%. Evaluations are typically done on an annual basis. You should note that the Company may modify job titles, wages, and benefits from time to time at its sole discretion.

The Company will pay you a one-time, sign-on bonus in the amount of $150,000.00, which will be paid through payroll upon the Company’s completion of an acceptable background check. If you choose to leave the Company prior to one (1) year from your first day of employment with the Company or your employment is terminated for cause prior to the first year of employment, you will be responsible for repaying the Company this sign-on bonus; provided, however, this amount will be reduced on a monthly basis over the year. (For example, if you leave the Company six (6) months after your first day of employment, you will owe the Company $75,000.00.)

2.
Stock Option and Restricted Stock Units Grants. In addition, the Company will grant you an option to purchase 161,250 shares of the Company’s Common Stock (the “Option”) on the date that is five (5) trading days after your first day of employment with

Caribou Biosciences, Inc., 2929 7th Street, Suite 105, Berkeley, CA 94710; (510) 982-6030

the Company (the “Grant Date”). The exercise price per share of the Option will be equal to the market value per share of the Common Stock on the Grant Date. Twenty-five percent (25%) of the Option shares will vest 12 months after your first day of employment subject to your continuing employment with the Company, and no shares will vest before the one-year date. The remaining Option shares will vest monthly thereafter (1/48 of the grant per month for the 36 months following the one-year cliff) subject to your continuing employment with the Company. The Option will be subject to the terms and conditions of the Company’s 2021 Equity Incentive Plan and Stock Option Agreement, including vesting requirements (the “Stock Agreements”). No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

The Company will also grant you 60,000 Restricted Stock Units (“RSUs”) of the Company’s Common Stock on the date that is five (5) trading days after your first day of employment with the Company (the “Grant Date”). Twenty-five percent (25%) of the RSUs will vest on first anniversary of your first day of employment and twenty-five percent (25%) will vest on each of the next three (3) successive anniversaries subject to your continuing employment with the Company. The RSUs will be subject to the terms and conditions of the Company’s 2021 Equity Incentive Plan. Annual vesting of the RSUs will be a taxable event and you will be responsible to satisfy the applicable tax obligations associated therewith. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

3.
Officer Employment Agreement and Indemnification Agreement. As an executive officer of the Company, the Company will enter into an Officer Employment Agreement and an Indemnification Agreement (collectively, “Officer Agreements”). Copies of each are attached hereto. The Officer Agreements will be executed on your first day of employment with the Company.
4.
Immigration. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your first day of employment with the Company, or the Company may terminate your employment.
5.
Prior Employment/Third Party Information. We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including

Caribou Biosciences, Inc., 2929 7th Street, Suite 105, Berkeley, CA 94710; (510) 982-6030

that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.
6.
Company Rules and Policies. As a Company employee, you will be expected to abide by the Company’s rules and policies and to acknowledge receipt of the same.
7.
Confidential Information and Invention Assignment Agreement. As a condition of your employment, you are also required to sign and comply with a Confidential Information and Invention Assignment Agreement (“CIIAA”), which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non‑disclosure of Company confidential information. A copy of the CIIAA is attached hereto. Please note that we must receive your signed CIIAA on or before your first day of employment with the Company.
8.
General. This Offer Letter together with the CIIAA and the Officer Agreements, when signed by you, set forth the terms of your employment with the Company and supersede any and all prior representations and agreements including, but not limited to, any representations made during your recruitment, interviews, or pre-employment negotiations, whether written or oral. In the event of a conflict between the terms and provisions of this Offer Letter and the CIIAA, Officer Employee Agreement or Stock Agreements, the terms and provisions of the CIIAA, Officer Employee Agreement and Stock Agreements will control. Any amendment of this Offer Letter or any waiver of a right under this Offer Letter must be in a writing signed by you and the President and Chief Executive Office of the Company. California law will govern this Offer Letter.

This Offer Letter is contingent upon the satisfactory completion of reference and background checks, along with verification of any previous employment, degree(s), or certification(s) that you included on your resume. If the results of the reference or background checks are unsatisfactory, or if the Company is unable to verify your previous employment, degree(s), or certification(s), the Company reserves the right to rescind this offer at any time.

9.
Confidential Offer of Employment. Until you have accepted this offer of employment, it is strictly confidential and its contents should only be disclosed and discussed with your significant other, attorney, accountant, and/or tax advisor.

To accept the Company’s offer of employment, please sign and date this letter in the space provided below. This offer of employment will terminate if the Offer Letter is not accepted, signed, and returned by you to the Company on or before November 5, 2021. We look forward to your favorable reply and to working with you at Caribou Biosciences, Inc.

Sincerely

/s/ Barbara G. McClung	for
Rachel E. Haurwitz, Ph.D.
President and CEO

Caribou Biosciences, Inc., 2929 7th Street, Suite 105, Berkeley, CA 94710; (510) 982-6030

Agreed to and accepted:

Signature:	/s/ Syed Rizvi
Printed Name:	Syed Risvi
Date:	October 30th, 2021

Enclosures:

Description of Benefits

Confidential Information and Invention Assignment Agreement

Officer Employment Agreement

Indemnification Agreement

Caribou Biosciences, Inc., 2929 7th Street, Suite 105, Berkeley, CA 94710; (510) 982-6030